Exhibit 10.8

June 26, 2014

BY EMAIL

Ken Bartizal, Ph.D.

1477 NW Overlook Drive

Bend, OR 97701

Re: Employment Agreement

Dear Dr. Bartizal:

On behalf of K2 Therapeutics, Inc. (the “Company”), I am pleased to offer you the position of the Company’s Chief Development Officer (“CDO”). The terms of your employment are set forth below.

1. Position. As the Company’s CDO you will report to the Company’s Chief Executive Officer. This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) unless you first obtain the approval of the Company’s Board of Directors (the “Board”).

2. Start Date. Your employment with the Company will begin on or before July 1, 2014 on a date to be mutually agreed to by you and the Company. For purposes of this Agreement, the actual first day of your employment with the Company shall be referred to as the “Start Date.”

3. Salary. The Company will pay you a base salary payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your initial base salary will be paid at the annual rate of $260,000 subject to periodic review and adjustment at the Board’s discretion. The annual base salary in effect at any given time shall be referred to herein as the “Base Salary”.

4. Annual Bonus. You will be eligible to earn a discretionary annual performance bonus of up to 20% of the Base Salary, based on achievement of individual targets, metrics and/or management-by-objectives (“MBO”) to be determined and approved by the Board or the Compensation Committee thereof. Annual incentive compensation is paid on an annual basis, after the close of the fiscal year and after determination by the Board (or the Compensation Committee thereof) of (i) the level of achievement of the applicable individual and corporate performance targets, metrics and/or MBO, and (ii) the amount of the annual incentive compensation earned by you (if any). No annual incentive compensation is guaranteed and, in addition to the other conditions for earning such compensation, you must remain an employee in good standing of the Company on the scheduled annual incentive compensation payment date in order to be eligible for any annual incentive compensation. This annual incentive compensation program will be the only incentive compensation, commissions, or other bonus program that will apply to you.

5. Equity. Subject to the approval of the Board, and as further consideration for your employment, you will be granted 1,558,964 shares of the Company’s common stock (the “Initial

Ken Bartizal, Ph.D.

June 26, 2014

Stock Award Shares”), in the form of restricted stock or a stock option, at a price or exercise price equal to the fair market value of the Company’s common stock as determined by the Board on the date of the grant, and subject to vesting and other terms and conditions set forth in the Company’s 2013 Stock Option and Grant Plan, as amended (the “Plan”) and a restricted stock agreement or stock option agreement, as applicable (the “Initial Stock Award”). The Initial Stock Award Shares shall vest as follows: 25% of the Initial Stock Award Shares shall vest on the one year anniversary of your Start Date, and the remainder of the Initial Stock Award Shares shall vest in approximately equal monthly installments over the following 36 months, provided that you continue to have a Service Relationship (as defined in the Plan) through each such vesting date. If the Initial Stock Award is a stock option, it shall be early exercisable and you may make a Section 83(b) election upon such exercise. Together, the Plan, the stock option and /or restricted stock agreement(s) related to the Initial Stock Award and any subsequent equity based compensation grants shall be referred to herein as the “Equity Documents”.

6. Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees including medical, dental, vision, disability, life and 401k, all subject to the terms and conditions of such plans and programs. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to accrue vacation in accordance with subject to the terms and conditions of the Company’s vacation policy (which includes a maximum accrual cap), as may be amended from time to time.

7. At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time, with or without Cause (as defined below) or advance notice. In the event of the ending of your employment for any reason and at any time, the Company shall pay you: (i) any unpaid base salary through your last day of employment (the “Date of Termination”), (ii) any accrued but unused vacation, and (iii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to the Date of Termination and not yet reimbursed (together the “Accrued Obligations”).

8. Post-Change in Control Termination Benefits. In the event that the Company terminates your employment without Cause (other than due to death or disability) or you resign your employment for Good Reason (as defined below), in either case, within three months immediately preceding or 12 months immediately following the consummation of a Change in Control (as defined below), in addition to the Accrued Obligations and provided you enter into, do not revoke and comply with the terms of a separation agreement in a form provided by the Company which shall include a general release of claims against the Company and related persons and entities (the “Release”) the Company will provide you with the following termination benefits:

Ken Bartizal, Ph.D.

June 26, 2014

(a) continuation of your Base Salary for the six month1 period following the Date of Termination (the “Salary Continuation Payments”);

(b) the vesting of the Initial Stock Award and all subsequent time-based equity compensation awards shall be fully accelerated such that on the effective date of such termination 100% of the Initial Stock Award and any other time-based equity awards granted to you prior to such termination shall be fully vested and immediately exercisable by you; and

(c) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date immediately following the expiration of the six-month severance period; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer and shall be equal to the amount, and paid for the same duration of time, that the Company would have otherwise paid for your COBRA benefits as described above (which amount shall be calculated based on the premium for the first month of coverage).

The Salary Continuation Payments under this Section 8(a) shall be paid out in in accordance with the Company’s payroll practice over six months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

9. Definitions. For purposes of this Agreement:

“Cause” means: (i) Your commission of any felony or commission of a crime involving dishonesty; (ii) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (iii) your willful failure or refusal to comply with lawful directives of the Board; (iv) willful breach by you of a written Company policy or your representations, warranties, covenants and/or obligations under this Agreement (including the Restrictive Covenant Agreement), which, if curable, is not cured by you within 30 days following your receipt of written notice from the Company detailing the nature of such breach;

[1]	In the event that this period is 24 months or longer, consult with Cooley.

Ken Bartizal, Ph.D.

June 26, 2014

and/or (v) material misconduct by you which adversely impacts, discredits or damages the Company or any of its affiliates.

“Change in Control” shall be deemed to have occurred upon the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the Company consolidates with or merges into another corporation or entity, or any other corporation or entities consolidates with or merges into the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation which would result in a majority of the board of directors of the combined entity being comprised of members of the board of directors of the pre-transaction Company and the chief executive officer of the combined entity being the chief executive officer of the pre-transaction Company, in each case immediately following the consummation of such merger or consolidation, or (C) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of then outstanding Common Stock, (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transaction by a person or group of persons, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s initial public offering of its securities, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Change in Control.”

“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events, without your prior written consent: (i) a material reduction of at least 20% in the Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); or (ii) relocation of your principal place of employment to a place that increases your one-way commute by more than 75 miles as compared to your then-current principal place of employment immediately prior to such relocation; (iii) a material reduction in your primary duties, responsibilities and authorities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties. “Good Reason Process” shall mean that (A) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (B) you have notified the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (C) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) you terminate your employment within 30 days after the end of the

Ken Bartizal, Ph.D.

June 26, 2014

Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

10. Confidential Information and Restricted Activities. As a condition of employment, you shall execute and abide by the Company’s standard form of Employee Confidentiality Assignment and Nonsolicitation Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit A, the terms of which are incorporated by reference herein.

11. Taxes; Section 409A; Section 280G.

(a) All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(b) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service (as defined below), or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service”. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code.

Ken Bartizal, Ph.D.

June 26, 2014

The severance benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or if not exempt from, comply with, Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(c) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the 280G Payment are paid to you, which of the following two amounts would maximize your after-tax proceeds: (i) payment in full of the entire amount of the 280G Payment (a “Full Payment”), or (ii) payment of only a part of the 280G Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in your receipt, on an after-tax basis, of the greater amount of the 280G Payment notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the 280G Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and you shall have no rights to any additional payments and/or benefits constituting the 280G Payment, and (ii) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

The provisions of this paragraph shall apply only in the event that no stock of the Company is readily tradeable on an established securities market or otherwise at the time of a 280G Payment. You may conditionally waive the right to all or any portion of the 2800G Payment that would be subject to the Excise Tax (the “At-Risk Payments”). If you make such an election, which you agree in good faith to consider prior to the time of any Change in Control, the Company shall use its best efforts to timely solicit stockholder approval of the At-Risk Payments (the “Parachute Payment Vote”) in accordance with the requirements of Treasury Regulations § 1.280G-1, Q&A-7 or any successor thereto (the “Regulations”). If the Parachute Payment Vote results in the approval of the payment of the At-Risk Payments by the requisite percentage of voting power under the Regulations, the At-Risk Payments shall be paid to you, notwithstanding the prior conditional waiver of the At-Risk Payments.

Ken Bartizal, Ph.D.

June 26, 2014

The provisions of this paragraph shall apply only in the event that it is determined that: (i) the 280G Payment would result in an Excise Tax, (ii) a Full Payment would maximize your after-tax proceeds pursuant to this Section, and (iii) you have not elected to waive any At-Risk Payments pursuant to the prior paragraph. In such event, the Company shall pay and you shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company in an amount such that after the payment of all taxes (including, without limitation, any income or employment taxes, any interest or penalties imposed with respect to such taxes, and any additional excise tax imposed by Section 4999 of the Code) on the Gross-Up Payment, you shall retain an amount equal to the full Excise Tax. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to have: paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the Gross-Up Payment is to be made, and paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this Section shall be paid to the relevant tax authorities as withholding taxes on your behalf at such time or times when each Excise Tax payment is due. Except as otherwise provided herein, you shall not be entitled to any additional payments or other indemnity arrangements in connection with the 280G Payment or the Gross-Up Payment. Notwithstanding the foregoing, the amount of the Gross-Up Payment in no event shall exceed $1,000,000.

Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a 280G Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such 280G Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

12. Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or

Ken Bartizal, Ph.D.

June 26, 2014

implied) between you and the Company. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

13. Dispute Resolution. To ensure the rapid and economical resolution of any disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to any statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment, or the termination of your employment, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) by a single arbitrator and under the JAMS Employment Arbitration Rules & Procedures (which are accessible on the JAMS’ website at http://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you on request). The arbitration will be held in the JAMS’ office closest to your assigned office location, or such other location as then-agreed by the parties. You and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. By agreeing to this arbitration procedure, the parties waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall bear JAMS’ arbitration fees and administrative costs in excess of the court filing fees that you would be required to pay if the dispute was litigated in civil court. Nothing herein shall prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Employee Initials for Section 13:

14. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

Ken Bartizal, Ph.D.

June 26, 2014

15. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized officer of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

16. Other Terms. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

By:	/s/ Jeffrey Stein
Jeffrey Stein, Ph.D. President and Chief Executive Officer

I have read and accept this employment offer:

/s/ Ken Bartizal
Ken Bartizal, Ph.D.
Dated:	01 July, 2014